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                                                      EXHIBIT 23(A)

[Goldman, Sachs & Co. letterhead]

November 13, 1997


The B.F.Goodrich Company
4020 Kinross Lakes Parkway
Richfield, Ohio  44286-9368

        Re: Joint Proxy Statement of The B.F.Goodrich Company and Rohr, Inc. and Registration Statement on Form S-4 of the B.F. Goodrich Company

Gentlemen and Madame;

Attached is our opinion letter dated November 13, 1997 with respect to the fairness from a financial point of view to The B.F.Goodrich Company (the "Company") of the exchange ratio of 0.7 shares of Common Stock, par value
$5.00 per share, of the Company to be issued for each share of Common Stock, par value $1.00 per share, of Rohr, Inc. ("Rohr") pursuant to the Agreement and Plan of Merger, dated as of September 22, 1997, among he Company, Midwest Acquisition Corporation, a wholly owned subsidiary of the Company, and Rohr.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Joint Proxy Statement and Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors," "Recommendation of BFGoodrich Board; BFGoodrich's Reasons for the Merger" and "Fairness Opinions of Financial Advisors" and the inclusion of the foregoing opinion as Annex B to the Joint Proxy Statement included in the above mentioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)